Exhibit 99.1

Press Release

Clean Harbors Reports Record

Second-Quarter 2008 Financial Results

Quarterly Revenue and EBITDA Exceed Guidance; Strong Demand for Technical
Services and Operating Leverage Drives 23% EBITDA Growth

Norwell, MA – August 6, 2008 – Clean Harbors, Inc. (“Clean Harbors”) (NASDAQ: CLHB), the leading provider of environmental and hazardous waste management services throughout North America, today announced financial results for the second quarter ended June 30, 2008.

For the second quarter of 2008, Clean Harbors reported an 11.1 percent increase in revenue to $265.3 million from $238.7 million in the second quarter of 2007.  Income from operations rose 26.3 percent to $29.8 million from $23.6 million in the second quarter of 2007.  Second quarter 2008 net income attributable to common shareholders increased 43.8 percent to $16.0 million, or $0.70 per diluted share, from $11.1 million, or $0.54 per diluted share, in the second quarter of 2007.

EBITDA (see description below) increased 23.1 percent to a record $43.4 million in the second quarter of 2008, from $35.2 million in the comparable period of 2007.

Comments on the Second Quarter

“Clean Harbors delivered another record quarter in Q2, with double digit increases in both revenue and profitability,” said Alan S. McKim, Chairman and Chief Executive Officer.  “Solid growth across nearly all of our operations enabled us to generate revenues of $265.3 million.  Utilization at our domestic incinerators, which includes the additional capacity rolled out in the first quarter of the year, was especially strong, and helped overall utilization reach 88 percent for the quarter, despite scheduled maintenance that was performed at several of our facilities.  We did experience some softness in our landfill disposal facilities, primarily due to the timing of projects, as well as our strategic decision to selectively increase pricing, which resulted in lower volumes.  Within our Site Services segment, we saw solid growth from our petrochemical, specialty chemical and refinery clients and also benefited from some limited emergency response work from flood-related clean up projects in the Midwest.”

“Demonstrating once again the leverage of our network of assets, EBITDA growth exceeded our revenue growth for the quarter, increasing 23 percent year-over-year to a record $43.4 million,” McKim said.  “We achieved this record EBITDA through a combination of price increases and tighter cost controls, even while experiencing lower landfill volumes and significantly higher fuel costs.”

42 Longwater Drive • P.O. Box 9149 • Norwell, Massachusetts 02061-9149 • 781.792.5000 • www.cleanharbors.com

“During the quarter, we continued to successfully execute on the expansion of our incineration capacity,” McKim said. “Earlier this year, we established an 18-month goal of adding 10 percent, or 50,000 tons, to our overall capacity.  We made substantial progress on that program in the second quarter.  After having brought on an initial 7,000 tons in the first quarter, we added approximately 14,000 additional tons in the second quarter.  We expect to bring another 7,000 tons online in the third quarter, and the remaining new capacity will commence before mid-2009, depending upon the permitting process and construction schedules.”

“In the second quarter, we significantly enhanced our balance sheet through our successful follow-on common stock offering,” said McKim.  “We raised $173.6 million in net proceeds, which provides ample financial flexibility for potential acquisitions, repayment of debt and working capital needs.  Using the proceeds from the offering, we redeemed $50 million principal amount of our outstanding Senior Secured Notes on July 28, which is expected to lower the Company’s interest expense by an estimated $5.6 million annually.”  In connection with the redemption, Clean Harbors expects to record a $4.3 million charge below the EBITDA line in the third quarter, consisting of a prepayment penalty and non-cash expense for the unamortized discount and financing costs related to the notes.

Non-GAAP Second-Quarter Results

Clean Harbors reports EBITDA results, which are non-GAAP financial measures, as a complement to results provided in accordance with accounting principles generally accepted in the United States (GAAP) and believes that such information provides additional useful information to investors since the Company’s loan covenants are based upon levels of EBITDA achieved.  The Company defines EBITDA in accordance with its existing credit agreement, as described in the following reconciliation showing the differences between reported net income and EBITDA for the second quarter and first six months of 2008 and 2007 (in thousands):

	For the three months ended:		For the six months ended:
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Net income	$15,987	$11,188	$24,909	$14,689
Accretion of environmental liabilities	2,726	2,554	5,396	5,028
Depreciation and amortization	10,806	9,049	21,281	17,987
Interest expense, net	2,515	3,695	5,900	6,879
Provision for income taxes	11,404	8,739	18,993	12,713
Other (income) expense	(59)	5	45	(1)
EBITDA	$43,379	$35,230	$76,524	$57,295

Business Outlook and Financial Guidance

“As we enter the second half of 2008, we are optimistic about our future prospects,” concluded McKim.  “We anticipate continued growth across our operations, both from our Technical and Site Services business segments.  Moreover, the acquisition pipeline remains healthy and we are continuing to evaluate strategic opportunities that have the potential to accelerate our growth and further strengthen our company.  Our quarter end cash position of more than $280 million affords us many options in this area.  Improved cost containment measures will continue to be a major goal, as we work to offset higher fuel and natural gas expenses.  We look forward to steady revenue and EBITDA growth for the remainder of the year.”

For the third quarter of 2008, the Company expects revenue in the range of $270 million to $275 million.  The Company expects to generate EBITDA for the third quarter of 2008 in the range of $45 million to $47 million.

For full-year 2008, the Company now expects to increase annual revenues at the high-end of its previously announced range of 8 percent to 10 percent, and achieve EBITDA growth at the high-end of its previously announced range of 20 percent to 22 percent.

Conference Call Information

Clean Harbors will conduct a conference call for investors to discuss the information contained in this press release today, Wednesday, August 6, 2008 at 9:00 a.m. (ET).  On the call, Chairman, President and Chief Executive Officer Alan S. McKim and Executive Vice President and Chief Financial Officer James M. Rutledge will discuss Clean Harbors’ financial results, business outlook and growth strategy.

Investors who wish to listen to the second-quarter webcast should log onto www.cleanharbors.com/investor_relations.  The live call also can be accessed by dialing 877.407.5790 or 201.689.8328 prior to the start of the call.  If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Clean Harbors

Clean Harbors is North America’s leading provider of environmental and hazardous waste management services. With an unmatched infrastructure of waste management facilities, Clean Harbors serves over 45,000 customers, including more than 325 Fortune 500 companies, thousands of smaller private entities and numerous federal, state and local governmental agencies.  Clean Harbors’ Technical Services provides a broad range of hazardous material management and disposal services including hazardous and non-hazardous waste recycling, treatment and disposal, CleanPack® laboratory chemical packing, and household hazardous waste management services.  Clean Harbors’ Site Services provides field services, industrial services, vacuum services, emergency response and disaster recovery, transformer services, tank cleaning and decontamination.

Headquartered in Norwell, Massachusetts, Clean Harbors has more than 100 locations strategically positioned throughout North America in 36 U.S. states, six Canadian provinces, Mexico and Puerto Rico. For more information, visit www.cleanharbors.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.  The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its various filings with the Securities and Exchange Commission.  Furthermore, all financial information in this press release is based on preliminary data and is subject to the final closing of the Company’s books and records.

A variety of factors beyond the control of the Company may affect the Company’s performance, including, but not limited to:

•                  The Company’s ability to manage the significant environmental liabilities that it assumed in connection with the CSD and other acquisitions;

•                  The availability and costs of liability insurance and financial assurance required by governmental entities relating to our facilities;

•                  The effects of general economic conditions in the United States, Canada and other territories and countries where the Company does business;

•                  The effect of economic forces and competition in specific marketplaces where the Company competes;

•                  The possible impact of new regulations or laws pertaining to all activities of the Company’s operations;

•                  The outcome of litigation or threatened litigation or regulatory actions;

•                  The effect of commodity pricing on overall revenues and profitability;

•                  Possible fluctuations in quarterly or annual results or adverse impacts on the Company’s results caused by the adoption of new accounting standards or interpretations or regulatory rules and regulations;

•                  The effect of weather conditions or other aspects of the forces of nature on field or facility operations;

•                  The effects of industry trends in the environmental services and waste handling marketplace; and

•                  The effects of conditions in the financial services industry on the availability of capital and financing.

Any of the above factors and numerous others not listed nor foreseen may adversely impact the Company’s financial performance.  Additional information on the potential factors that could affect the Company’s actual results of operations is included in its filings with the Securities and Exchange Commission, which may be viewed on www.cleanharbors.com/investor_relations.

Contact:

James M. Rutledge	Bill Geary
Executive Vice President and Chief Financial Officer	Executive Vice President and General Counsel
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5130
InvestorRelations@cleanharbors.com

Jim Buckley
Executive Vice President
Sharon Merrill Associates, Inc.
617.542.5300
clhb@investorrelations.com

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

 (in thousands except per share amounts)

	For the three months ended:		For the six months ended:
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
Revenues	$265,259	$238,708	$507,768	$443,732
Cost of revenues	178,384	165,282	348,578	316,886
Selling, general and administrative expenses	43,496	38,196	82,666	69,551
Accretion of environmental liabilities	2,726	2,554	5,396	5,028
Depreciation and amortization	10,806	9,049	21,281	17,987
Income from operations	29,847	23,627	49,847	34,280
Other (expense) income	59	(5)	(45)	1
Interest (expense), net	(2,515)	(3,695)	(5,900)	(6,879)
Income before provision for income taxes	27,391	19,927	43,902	27,402
Provision for income taxes	11,404	8,739	18,993	12,713
Net income	15,987	11,188	24,909	14,689
Dividends on Series B Preferred Stock	—	69	—	138
Net income attributable to common stockholders	$15,987	$11,119	$24,909	$14,551
Earnings per share:
Basic income attributable to common stockholders	$0.71	$0.56	$1.16	$0.74
Diluted income attributable to common stockholders	$0.70	$0.54	$1.14	$0.71

Weighted average common shares outstanding	22,437	19,817	21,392	19,773
Weighted average common shares outstanding plus potentially dilutive common shares	22,936	20,661	21,907	20,683

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(in thousands)

	June 30,	December 31,
	2008	2007
Current assets:
Cash and cash equivalents	$281,893	$119,538
Marketable securities	438	850
Accounts receivable, net	185,228	193,126
Unbilled accounts receivable	10,235	14,703
Deferred costs	5,795	7,359
Prepaid expenses and other current assets	11,369	10,098
Supplies inventories	24,660	22,363
Deferred tax assets	11,497	11,491
Properties held for sale	374	910
Total current assets	531,489	380,438

Property, plant and equipment, net	293,118	262,601

Other assets:
Long-term investments	6,625	8,500
Deferred financing costs	5,228	5,881
Goodwill	25,109	21,572
Permits and other intangibles, net	77,619	74,809
Deferred tax assets	12,158	12,176
Other	3,842	3,911
	130,581	126,849
Total assets	$955,188	$769,888

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’ EQUITY

(in thousands)

	June 30,	December 31,
	2008	2007
Current liabilities:
Uncashed checks	$7,531	$5,489
Current portion of long-term debt	69,224	—
Current portion of capital lease obligations	482	1,251
Accounts payable	72,273	81,309
Deferred revenue	23,492	29,730
Other accrued expenses	65,878	65,789
Current portion of closure, post-closure and remedial liabilities	22,795	18,858
Income taxes payable	—	8,427
Total current liabilities	261,675	210,853
Other liabilities:
Closure and post-closure liabilities, less current portion	25,877	24,202
Remedial liabilities, less current portion	138,634	141,428
Long-term obligations	51,557	120,712
Capital lease obligations, less current portion	556	1,520
Unrecognized tax benefits and other long-term liabilities	71,979	68,276
Total other liabilities	288,603	356,138
Total stockholders’ equity, net	404,910	202,897
Total liabilities and stockholders’ equity	$955,188	$769,888